CALCULATION OF REGISTRATION FEE

Proposed
	Amount	Proposed	Maximum
Title of Each Class of	to be	Maximum	Aggregate	Amount of
Securities to be Registered	Registered(1)	Offering Price	Offering Price	Registration Fee(1)
6.875% Senior Notes due 2019	$300,000,000	100.000%	$300,000,000	$34,830(1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-166566).

Filed pursuant to Rule 424(b)(5)
Registration No. 333-166566

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 2010)

$300,000,000
THE JONES GROUP INC.
JONES APPAREL GROUP HOLDINGS, INC.
JONES APPAREL GROUP USA, INC.
JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION

6.875% Senior Notes due 2019

The notes will bear interest at the rate of 6.875% per year. Interest on the notes is payable on March 15 and September 15 of each year, beginning on September 15, 2011. The notes will mature on March 15, 2019. We may redeem some or all of the notes at any time at the redemption price set forth in this prospectus supplement.

The notes will be unsecured senior obligations, will rank equally with all other existing and future senior indebtedness of The Jones Group Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and JAG Footwear, Accessories and Retail Corporation, which we refer to as the “issuers,” and will rank senior to all of the issuers’ existing and future subordinated indebtedness. The notes will be effectively subordinated to all of the issuers’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be effectively subordinated to all existing and future obligations of our subsidiaries that are not issuers of the notes. Under certain circumstances involving a change of control triggering event (as defined herein), holders of the notes will have the right to require us to repurchase all or any part of their note at a repurchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	100.000%	$300,000,000
Underwriting Discount	2.000%	$6,000,000
Proceeds to issuers (before expenses)	98.000%	$294,000,000

Interest on the notes will accrue from March 7, 2011 to the date of delivery.

The underwriters expect to deliver the notes on or about March 7, 2011, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	J.P. Morgan	BofA Merrill Lynch

SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Manager
Goldman, Sachs & Co.

The date of this prospectus supplement is March 2, 2011

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement
About this Prospectus Supplement	S-ii
Market Data	S-ii
Cautionary Statement Concerning Forward-Looking Statements	S-ii
Prospectus Supplement Summary	S-1
Risk Factors	S-9
Ratio of Earnings to Fixed Charges	S-17
Use of Proceeds	S-18
Capitalization	S-19
Description of the Notes	S-20
Material United States Federal Income Tax Considerations	S-35
Underwriting	S-38
Legal Matters	S-41
Experts	S-41
Where You Can Find More Information	S-41

Prospectus
About this Prospectus	1
The Company	2
Risk Factors	3
Cautionary Statement Regarding Forward-Looking Statements	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of Debt Securities	7
Plan of Distribution	8
Legal Matters	10
Experts	11
Where You Can Find More Information	12

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement to the terms “our,” “us,” “we,” “Jones” or the “Company” mean The Jones Group Inc. and its consolidated subsidiaries, including the other issuers, “the Jones Group” means The Jones Group Inc., “Jones Holdings” means Jones Apparel Group Holdings, Inc., “Jones USA” means Jones Apparel Group USA, Inc., “JAG Footwear” means JAG Footwear, Accessories and Retail Corporation and “issuers” means, collectively, the Jones Group, Jones Holdings, Jones USA and JAG Footwear.

See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the Jones Group’s Annual Report on Form 10-K for the year ended December 31, 2010 for a description of certain factors relating to an investment in the notes, including information about our business. None of us, the underwriters, or any of our or their representatives are making any representation to you regarding the legality of an investment by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, as well as general information about us and the securities being offered hereunder, and updates information contained in the related prospectus. The second part, the accompanying prospectus, gives more general information about us and our debt securities. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under the heading “Where You Can Find More Information” in this prospectus supplement.

MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement and the documents incorporated herein by reference from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. Industry publications, including those referenced herein, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein or incorporated by reference in this prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company’s expected financial position, business and financing plans are forward-looking statements. The words “believes,” “expects,” “plans,” “intends,” “anticipates” and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	those associated with the effect of national, regional and international economic conditions;

•	lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

•	the tightening of the credit markets and the Company’s ability to obtain capital on satisfactory terms;

•	given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;

•	the performance of the Company’s products within the prevailing retail environment;

•	customer acceptance of both new designs and newly-introduced product lines;

•	the Company’s reliance on a few department store groups for large portions of the Company’s business;

•	the Company’s ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

•	the integration of the organizations and operations of any acquired businesses into the Company’s existing organization and operations;

•	consolidation of the Company’s retail customers;

•	financial difficulties encountered by the Company’s customers;

•	the effects of vigorous competition in the markets in which the Company operates;

•	the Company’s ability to attract and retain qualified executives and other key personnel;

S-ii

•	the Company’s reliance on independent foreign manufacturers, including political instability in countries where contractors and suppliers are located;

•	changes in the costs of raw materials, labor, advertising and transportation;

•	the general inability to obtain higher wholesale prices for the Company’s products that the Company has experienced for many years;

•	the Company’s ability to successfully implement new operational and financial computer systems; and

•	the Company’s ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Jones Group’s Annual Report on Form 10-K for the year ended December 31, 2010, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, the section titled “Risk Factors” beginning on page S-9 of this prospectus supplement and in the Company’s other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and may not contain all the information that may be important to you. Accordingly, you should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the financial data and related notes, before making an investment decision. You may obtain a copy of the documents incorporated by reference by following the instructions in the section titled “Where You Can Find More Information” in the accompanying prospectus. You should pay special attention to the “Risk Factors” sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the notes is appropriate for you.

The Business

The Jones Group Inc. is a leading global designer, marketer and wholesaler of over 35 brands with best-in-class product expertise across five divisions: apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent.

The Company also markets directly to consumers through branded specialty retail and outlet stores and through its e-commerce sites. The Company’s nationally recognized brands and licensing agreements (“L”) include: Nine West, Jones New York, Anne Klein, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, B Brian Atwood (L), Boutique 9, Easy Spirit, Gloria Vanderbilt, l.e.i, Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Joneswear, Andrew Marc/Marc Moto (L), Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Dockers (L), Sam & Libby, Givenchy (L), Judith Jack, Albert Nipon and Pappagallo.

The Jones Group is a Pennsylvania corporation, Jones Holdings and Jones USA are Delaware corporations and JAG Footwear is a New Jersey corporation. Our principal executive offices are located at 1411 Broadway, New York, New York 10018, and our telephone number is (212) 642-3860.

Our Strengths

We believe the following competitive strengths contribute to our strong market position and financial results and will help drive future growth:

Balanced portfolio of well recognized brand names

We have leveraged our brand and product expertise to create a balanced portfolio of lifestyle brands. We have developed Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini and Joan & David into some of the most recognizable brands in apparel, footwear and accessories by providing consumers with the fashion, fabrications, quality and merchandise that meet their price and value expectations. We believe our family of brands is one that consumers have come to recognize and trust.

Our brands are at the same time aspirational and accessible, which allows us to target markets across economic and demographic spectrums. This powerful portfolio of brands diversifies our market risk and allows us to leverage our relationship with retail partners to become a vendor of choice in women’s apparel, footwear and accessories. We strive to stimulate our core brands through a combination of new and relevant product initiatives, innovative concepts, marketing and branding. We have also capitalized on our nationally known brands by entering into various license agreements for several of our trademarks.

Multi-channel, multi-price point distribution model

Our multi-channel, multi-price point global distribution model positions us well to respond to market and consumer trends and diversifies our risk by reducing dependence on any one distribution channel. The recent economic recession has altered consumer behavior, as consumers are increasingly shopping across multiple channels to find greater value for their discretionary dollars and are bifurcating their purchasing between necessary/functional items and affordable indulgences. With our portfolio of trusted brands at a variety of price points and our enhanced focus on design, quality, and value, we believe we are well-positioned to meet these changing needs. The strategic acquisitions of Moda Nicola International, LLC (“MNI”) and Stuart Weitzman Holdings, LLC (“SW Holdings”) have enhanced our multi-channel, multi-price point distribution model by adding new distribution channels, sub-brands and product lines.

Our multi-channel, multi-price point distribution model will continue to evolve, with specific focus on new brands, owned specialty and outlet stores, e-commerce, and international efforts as we continue to diversify and grow our portfolio and our business.

Superior operations and infrastructure

We believe we have a best-in-class platform for sourcing and distribution. By sourcing our products from third-party manufacturers, we are better able to control costs and avoid significant capital expenditures, work-in-process inventory and costs of managing a larger production workforce. Our designers, production staff and quality control personnel work closely with our manufacturing partners to deliver garments that meet our quality standards and are manufactured in compliance with applicable consumer product safety laws and regulations.

We evaluate opportunities to reduce organizational and systems complexity. We have recently completed a major initiative to simplify our distribution systems. Today, we have two primary distribution systems (compared to four at the end of 2007), six distribution centers plus six third-party logistics locations (compared to 11 distribution centers and three third-party logistics locations at the end of 2007) and one customer service location (compared to four at the end of 2007). At the same time, we have been able to improve product assortment in each channel and reduce the lead time necessary to respond to shifts in consumer behavior. We intend to seek additional opportunities to reduce distribution and operational costs while further improving the speed to market of our products.

Management team and employee base

The Jones Group was founded in 1970 as a division of W.R. Grace & Co. by Sidney Kimmel, who remains the non-executive Chairman of the Board of the Jones Group today. The current Chief Executive Officer, Wesley Card, has helped execute our mission in various executive roles since joining the Jones team in 1990, including as Chief Financial Officer and Chief Operating Officer, before being named Chief Executive Officer in 2007. Richard Dickson joined the Company in February 2010 as its President and Chief Executive Officer — Branded Businesses, with responsibility for management of the Company’s wholesale and retail businesses worldwide. Mr. Dickson has significant leadership, general management and merchandising experience working for major brands with global recognition, including Mattel, Inc., Bloomingdales and Estee Lauder Companies.

Our senior management team is comprised of talented veteran executives with many years of experience at the Company, as well as more recent additions of creative, merchandising and marketing talent. The team’s extensive industry knowledge and tenure at the Company has allowed us to navigate varying economic environments and successfully integrate numerous acquisitions over the last 40 years.

We believe that the Jones Group is home to some of the fashion industry’s most promising talent. We seek to attract and retain the best people through a combination of competitive compensation and benefits as well as a work environment and brand portfolio that motivates our employees to excel in their field. We are committed to being the employer of choice in our industry.

Our Strategy

Our mission is to be the leading provider of branded lifestyle apparel, footwear and accessories through a diverse portfolio of distribution channels. To this end, we are focused on the following key strategic initiatives:

Brand leadership

We seek to create and sustain long-standing lifestyle brands across multiple categories of products and distribution channels. From timeless and classic to trendy and chic, we address a wide range of consumer demographics through our balanced portfolio of brands and channels.

We seek to enhance and expand the reach of our brands through ongoing new product launches, brand extensions into new channels and geographies and new and updated market positioning, all of which enable us to increase our market share in our core operating segments: Wholesale Better Apparel, Wholesale Footwear and Accessories, Wholesale Jeanswear and Retail. The appeal of our brands is further strengthened and expanded by our licensees, who launch our brands into additional new product categories, channels, and geographies.

Underlying our brand leadership is our core competency in marketing, through which we keep our brands relevant and build loyalty among our core customers while improving our brand recognition and expanding our access to new consumers and channels. We use our marketing expertise to craft compelling brand messages and communicate with consumers in innovative, brand-appropriate ways.

In addition to organic brand development, we intend to continue to opportunistically grow our brands through acquisitions, licensing and other arrangements. Over the years, our management team has successfully identified, integrated and expanded a number of new brands. For example, the acquisition of Nine West Group Inc., our largest acquisition to date, complemented our portfolio of affordable apparel with an assortment of footwear and a direct retail channel. The recently-completed acquisitions of the Stuart Weitzman and Robert Rodriguez brands have strengthened our brand portfolio by catering to a trendier, upscale consumer and will also enhance our ability to design, produce, and sell to upscale department stores. We have also recently entered into licenses for Jessica Simpson sportswear, for Jessica Simpson jeanswear, which has been successfully introduced with our retail department store customers, and with well-known designer Brian Atwood for a new collection of footwear and accessories. It is our intention to seek similar collaborations in the future.

Product leadership

To capitalize on the strength of our brands, we seek to use the talent, skills, and infrastructure that we have developed to produce products that lead their categories in quality at affordable price points. We coordinate our efforts across our marketing, merchandising and manufacturing functions in order to achieve the highest levels of efficiency and effectiveness. Our products encompass sportswear, dresses, suits, and denim as well as handbags and jewelry and a broad range of footwear. Our ability to leverage our infrastructure for sourcing, product development and distribution across multiple brands generates significant scale benefits that enable us to provide exceptional value. The net result is our ability to deliver highly desirable products that satisfy the needs of our retail partners and consumers. We are also a sought-after licensee for other brands, who seek out our product leadership in our core categories.

We will continue to focus on product leadership, which supports our brands and provides us with a competitive advantage.

Retail improvement strategy

Company-owned retail, both through stores and via the internet, remains a critical driver of future growth for our portfolio of brands. Flagship retail stores and web-based direct to consumer marketing enhance our brands by showcasing the complete brand experience as well as producing profitable synergies with the wholesale channel.

We have recently taken significant steps to restore our retail operations to profitability. During 2010, as a result of a program to close retail locations that no longer provide strategic benefits, we closed 191 underperforming locations and anticipate closing additional locations in 2011. Closing unprofitable stores increases our focus on execution in the important owned retail channel. Our retail improvement strategy includes better management of our promotional activities to capture greater consumer wallet share as well as improving inventory management, which frees up capital to reinvest in store maintenance. These initiatives are designed to substantially improve returns on invested capital. In addition, in October 2010 we announced the consolidation of the management of Company-owned retail stores and web-based marketing, to better integrate our direct to consumer businesses.

THE OFFERING

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes.”

Issuers	The Jones Group Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and JAG Footwear, Accessories and Retail Corporation.

Securities Offered	$300,000,000 principal amount of 6.875% Senior Notes due 2019.

Maturity	March 15, 2019.

Interest Rate and Payment Dates	The notes will have an interest rate of 6.875% per annum, payable semi-annually in cash on March 15 and September 15 of each year, beginning September 15, 2011.

Optional Redemption	We may redeem some or all of the notes at any time at a redemption price described under “Description of the Notes — Optional Redemption.” There will be no sinking fund with respect to the notes.

Ranking	The notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated indebtedness of the issuers. The notes will be effectively junior to all our existing and future secured indebtedness (including our obligations under our $650 million revolving credit facility) and all liabilities and preferred stock, if any, of our subsidiaries which are not issuers of the notes. Several of our subsidiaries are obligors on our revolving credit facility, but are not issuers of the notes. After giving pro forma effect to this offering and the expected use of proceeds therefrom, there would have been no amounts outstanding under the Company’s revolving credit facility as of December 31, 2010 (excluding undrawn letters of credit which reduce availability), and there would have been approximately $444.4 million available for future borrowing, all of which would be effectively senior to the notes offered hereby to the extent of the value of the collateral securing such obligations. Our subsidiaries that are not issuers of the notes do not have any material indebtedness or obligations (other than approximately $27.2 million of senior secured indebtedness and capital lease obligations as of December 31, 2010) or any preferred stock outstanding (other than preferred stock owned by other subsidiaries of the Jones Group). For the year ended December 31, 2010, subsidiaries that are not issuers of the notes represented approximately 30% of the Company’s net sales and as of December 31, 2010, subsidiaries that are not issuers of the notes represented approximately 61% of the Company’s total assets.

Covenants	The indenture governing the notes will limit our ability and the ability of our subsidiaries to create or permit to exist liens and to engage in sale and lease-back transactions. See “Description of the Notes — Certain Covenants.”

Change of Control Triggering Event	If we experience a change of control triggering event, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date. See “Description of the Notes — Change of Control.”

No Limit on Debt	The indenture governing the notes does not limit the amount of unsecured indebtedness that we may incur or provide holders any protection should we be involved in a highly leveraged transaction.

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Taxation	For a summary of certain U.S. federal income tax considerations relating to an investment in the notes, see “Material United States Federal Income Tax Considerations.”

Trading and Listing	The notes will not be listed on any securities exchange. There is no existing trading market for the notes.

Use of Proceeds	We intend to use the net proceeds of the sale of the notes to repay all outstanding amounts under our revolving credit facility (approximately $14.5 million as of March 1, 2011) and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of factors to which you should refer and carefully consider prior to making an investment in the notes.

DTC Eligibility	The notes will be issued in book-entry form only and will be represented by one or more global certificates, without interest coupons, deposited with the trustee on behalf of DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. See “Description of the Notes — Book-Entry; Delivery and Form.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for each of the years in the three-year period ended December 31, 2010 and as of December 31, 2010, 2009 and 2008 are derived from, and qualified by reference to, the Jones Group’s audited consolidated financial statements which (other than the balance sheet data as of December 31, 2008) are incorporated by reference in this prospectus supplement. The summary data below should be read in conjunction with the financial statements and the related notes, incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2008	2009	2010(1)
	(In millions)

Income Statement Data:
Net sales	$3,562.6	$3,279.7	$3,593.5
Licensing income	52.1	46.8	48.3
Service and other revenues	1.7	0.9	0.9

Total revenues	3,616.4	3,327.4	3,642.7
Cost of goods sold	2,440.2	2,181.5	2,387.2

Gross profit	1,176.2	1,145.9	1,255.5
Selling, general and administrative expenses	1,069.2	1,008.7	1,073.0
Trademark impairments	25.2	28.7	37.6
Goodwill impairment	813.2	120.6	—

Operating (loss) income	(731.4)	(12.1)	144.9
Interest income	7.5	2.8	1.5
Interest expense and financing costs	49.1	55.6	60.4
Loss and costs associated with repurchase of 4.250% Senior Notes	—	1.5	—
Gain on sale of interest in Australian joint venture	0.8	—	—
Equity in loss of unconsolidated affiliate	0.7	3.7	0.9

(Loss) income from continuing operations before (benefit) provision for income taxes	(772.9)	(70.1)	85.1
(Benefit) provision for income taxes	(6.6)	16.2	30.7

(Loss) income from continuing operations	(766.3)	(86.3)	54.4
Income from discontinued operations, net of tax(2)	0.9	—	—

Net (loss) income	(765.4)	(86.3)	54.4
Less: income attributable to noncontrolling interest	—	0.3	0.6

(Loss) income attributable to Jones	$(765.4)	$(86.6)	$53.8

	As of December 31,
	2008	2009	2010(1)
	(In millions)

Balance Sheet Data:
Working capital	$693.6	$741.1	$719.4
Total assets	2,427.5	2,025.0	2,332.4
Short-term debt and current portion of long-term debt and capital lease obligations	253.1	2.6	1.8
Long-term debt, including capital lease obligations(3)	528.9	526.4	535.1
Total equity(4)	1,182.2	1,092.5	1,138.3

(1)	On June 2, 2010, we acquired 55% of the membership interests in SW Holdings. The assets, liabilities and results of operations of SW Holdings are fully consolidated into our financial statements from that date.

(2)	On September 6, 2007, we sold Barneys. The results of operations of Barneys have been reported as discontinued operations for all periods presented. In 2008, we reached final settlement on certain liabilities remaining from the sale, resulting in an additional after-tax gain of $0.9 million.

(3)	The 2010 amount includes a $10.1 million fair value adjustment resulting from our interest rate swaps.

(4)	The decrease from 2008 to 2009 is primarily the result of the impairments of goodwill and indefinite-lived trademarks.

RISK FACTORS

Investing in the notes involves risks.  Before purchasing any notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risk Factors” included in the Jones Group’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated by annual, quarterly and other reports and documents the Jones Group files with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to our Business

The apparel, footwear and accessories industries are heavily influenced by general economic cycles that affect consumer spending. A prolonged period of depressed consumer spending would have a material adverse effect on us.

The apparel, footwear and accessories industries have historically been subject to cyclical variations, recessions in the general economy and uncertainties regarding future economic prospects that affect consumer spending habits, which could negatively impact our business. The success of our operations depends on a number of factors impacting discretionary consumer spending, including general economic conditions, consumer confidence, wages and unemployment, housing prices, consumer debt, interest rates, fuel and energy costs, taxation and political conditions. A continuation or worsening of the current downturn in the economy may affect consumer purchases of our products and adversely impact our growth and profitability.

The current state of the economy and the tightening of commercial credit markets may impair our ability to obtain capital on favorable terms.

We rely on our revolving credit facilities for backing the issuance of trade letters of credit and other supply chain purposes, and also from time to time for cash borrowings for working capital and general corporate purposes. Our current $650 million revolving credit facility matures on May 13, 2015. The loss of the use of this facility or the inability to replace this facility when it expires could materially impair our ability to purchase product from our network of independent foreign manufacturers. In addition, considering the uncertainties of the present economic environment, it is possible, in general, that one or more committed lenders would not meet its obligations to lend to borrowers, and there is no assurance we would be able to replace any such lender.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on us.

The apparel, footwear and accessories industries have historically been subject to rapidly changing fashion trends and consumer preferences. We believe that our success is largely dependent on our ability to anticipate and respond promptly to changing consumer demands and fashion trends in the design, styling and production of our products and in the merchandising and pricing of products in our retail stores. If we do not gauge consumer needs and fashion trends and respond appropriately, then consumers may not purchase our products. This would result in reduced sales and profitability and in excess inventories, which would have a material adverse effect on us.

We believe that consumers in the United States are shopping less in department stores (our traditional distribution channel) and more in other channels, such as specialty shops and mid-tier locations where value is perceived to be higher. In response, our strategy involves adding new distribution channels, increasing investment in our core brands by focusing on design, quality and value and implementing new and enhanced retail systems. Despite our efforts to respond to these trends, there can be no assurance that these trends will not have a material adverse effect on us.

The loss of or a significant reduction of business with any of our largest customers would have a material adverse effect on us.

Our ten largest customer groups, principally department stores, accounted for approximately 55% of revenues in 2010. Macy’s, Inc. accounted for approximately 20% of our 2010 gross revenues.

We believe that purchasing decisions are generally made independently by department store units within a customer group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. A decision by the controlling owner of a customer group of department stores to modify those customers’ relationships with us (for example, decreasing the amount of product purchased from us, modifying floor space allocated to apparel in general or our products specifically, or focusing on promotion of private label products rather than our products) could have a material adverse effect on us. Furthermore, we believe a trend exists among our major customers to concentrate purchasing among a narrowing group of vendors. To the extent any of our key customers reduces the number of vendors and consequently does not purchase from us, this would have a material adverse effect on us.

In the future, retailers may have financial problems or consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could further increase the concentration of our customers. The loss of any of our largest customers, or the bankruptcy or material financial difficulty of any large customer, would have a material adverse effect on us. We do not have long-term contracts with any of our customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with us at any time or under certain circumstances cancel or delay orders.

The apparel, footwear and accessories industries are highly competitive. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

Apparel, footwear and accessories companies face competition on many fronts, including the following:

•	establishing and maintaining favorable brand recognition;

•	developing products that appeal to consumers;

•	pricing products appropriately; and

•	obtaining access to retail outlets and sufficient floor space.

There is intense competition in the sectors of the apparel, footwear and accessories industries in which we participate. We compete with many other manufacturers and retailers, some of which are larger and have greater resources than we do. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on us.

We compete primarily on the basis of fashion, price and quality. We believe our competitive advantages include our ability to anticipate and respond quickly to changing consumer demands, our brand names and range of products and our ability to operate within the industries’ production and delivery constraints. Furthermore, our established brand names and relationships with retailers have resulted in a loyal following of customers.

We believe that, during the past few years, major department stores and specialty retailers have been increasingly sourcing products from suppliers who are well capitalized or have established reputations for delivering quality merchandise in a timely manner. However, there can be no assurance that significant new competitors will not develop in the future.

We also provide design and manufacturing resources to several of our wholesale customers to develop product lines to be sold under their own private labels. These and other private label lines compete directly with our product lines and may receive more prominent positioning on the retail floor by department stores. While this creates more competition, we believe that national brands are often preferred by the consumer.

The loss of key personnel could disrupt our operations and our ability to successfully execute our strategies.

Our executive officers and other members of senior management have substantial experience and expertise in our business. Our success depends to a significant extent both upon the continued services of these individuals as well as our ability to attract, hire, motivate and retain additional talented and highly qualified management in the future. Competition for key executives in the apparel, footwear and accessories industries is intense, and our operations and the execution of our business strategies could be adversely affected if we cannot attract and retain qualified executives and other key personnel.

Our reliance on independent manufacturers could cause delay and damage our reputation and customer relationships.

We rely upon independent third parties for the manufacture of our products. A manufacturer’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on us. This could damage our reputation. We do not have long-term written agreements with any of our third-party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with us at any time.

Although we have an active program to train our independent manufacturers in, and monitor their compliance with, our labor and other factory standards, any failure by those manufacturers to comply with our standards or any other divergence in their labor or other practices from those generally considered ethical in the United States and the potential negative publicity relating to any of these events, could materially harm us and our reputation.

The extent of our foreign operations and contract manufacturing may adversely affect our domestic business.

Nearly all of our products are manufactured outside of North America, including in China and the Middle East. The following may adversely affect foreign operations:

•	political instability in countries where contractors and suppliers are located;

•	imposition of regulations and quotas relating to imports;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the dollar against foreign currencies;

•	labor shortages in countries where contractors and suppliers are located; and

•	restrictions on the transfer of funds to or from foreign countries.

As a result of our foreign operations, our domestic business is subject to the following risks:

•	a reduction in available manufacturing capacity, resulting from the closing of foreign factories that have experienced substantial declines in orders;

•	uncertainties of sourcing associated with an environment in which general quota has been eliminated on apparel products pursuant to the World Trade Organization Agreement;

•	reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product;

•	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Chinese Yuan, and higher labor and commodity costs being experienced by our foreign manufacturers in China; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel and in the price of materials used to manufacture our footwear and accessories could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton, leather and synthetics. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including crop yields and weather patterns. In the future, we may not be able to pass all or a portion of such higher raw materials prices on to our customers.

Difficulties in implementing new computer systems and software could impact our ability to design, produce and ship our products on a timely basis.

We continually improve and upgrade our computer systems and software and are in the process of implementing the SAP Apparel and Footwear Solution as our core operational and financial system. The implementation of the SAP Apparel and Footwear Solution software, which began at select locations in November 2006, is a key part of our ongoing efforts to eliminate redundancies and enhance our overall cost structure and margin performance. Difficulties migrating existing systems to new software could impact our ability to design, produce and ship our products on a timely basis.

The loss or infringement of our trademarks and other proprietary rights could have a material adverse effect on us.

We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks on a worldwide basis. There can be no assurances that such actions taken to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violative of their trademarks and proprietary rights. Moreover, there can be no assurances that others will not assert rights in, or ownership of, our trademarks and other proprietary rights or that we will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The loss of such trademarks and other proprietary rights, or the loss of the exclusive use of such trademarks and other proprietary rights, could have a material adverse effect on us. Any litigation regarding our trademarks could be time-consuming and costly.

Any inability to identify acquisition candidates (or to integrate acquired businesses successfully) could have a material effect on our future growth.

A significant part of our historical growth has depended on our ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms. Difficulties in integrating the organizations and operations of any acquired businesses into our existing organization and operations could have a material adverse effect on us and could damage our reputation.

We rely on our licensing partners to preserve the value of our brands.

During 2010, $48.3 million of our revenues were derived from licensing royalties. Although we generally have significant control over our licensees’ products and advertising, we rely on our licensees for, among other things, operational and financial controls over their businesses. Failure of our licensees to successfully market licensed products or our inability to replace existing licensees, if necessary, could adversely affect our revenues, both directly from reduced royalties received and indirectly from reduced sales of our other products. Risks are also associated with a licensee’s ability to:

•	obtain capital;

•	manage its labor relations;

•	maintain relationships with its suppliers;

•	manage its credit risk effectively; and

•	maintain relationships with its customers.

In addition, we rely on our licensees to help preserve the value of our brands. Although we make every attempt to protect our brands through, among other things, approval rights over design, production processes and quality, packaging, merchandising, distribution, advertising and promotion of our licensed products, we cannot completely control the use of our brands by our licensees. The misuse of a brand by a licensee could have a material adverse effect on that brand and on us.

We have entered into license agreements to use the trademarks of others. Loss of a license could have an adverse effect on us.

Our business strategy is based on offering our products in a variety of brands, through diverse channels and at varying price points. This strategy is designed to provide stability should market trends shift. As part of this strategy we license the names and brands of recognized designers and celebrities, including Givenchy, Dockers®, Rachel Roy, Jessica Simpson, Brian Atwood and Andrew Marc. In entering into these license agreements, we target our products towards certain market segments based on consumer demographics, design, suggested pricing and channel of distribution in order to minimize competition with our own brands and maximize profitability. If any of our licensors determines to introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution or target market, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. In addition, as products may be personally associated with these designers and celebrities, our sales of those products could be materially and adversely affected if any of those individual’s images, reputations or popularity were to be negatively impacted.

Risks Relating to the Notes

The notes will be structurally subordinated to the liabilities and preferred stock, if any, of our subsidiaries that are not issuers of the notes. Your right to receive payment on the notes could be adversely affected if any of those subsidiaries declare bankruptcy, liquidate or reorganize.

Our obligations under the notes are structurally subordinated to the liabilities and preferred stock, if any, of our subsidiaries that are not issuers of the notes. Holders of notes will not have any claim as a creditor against those subsidiaries. Therefore, in the event of any bankruptcy, liquidation or reorganization of one of those subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s preferred stockholders and creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). Several of our subsidiaries are obligors on our revolving credit facility, but are not issuers of the notes. After giving pro forma effect to this offering and the expected use of proceeds therefrom, there would have been no amounts outstanding under our $650 million revolving credit facility as of December 31, 2010 (excluding undrawn letters of credit which reduce availability), and there would have been approximately $444.4 million available for future borrowing, all of which would be effectively senior to the notes offered hereby to the extent of the value of the collateral securing such obligations. Our subsidiaries that are not issuers of the notes do not have any material indebtedness or obligations (other than approximately $27.2 million of senior secured indebtedness and capital lease obligations as of December 31, 2010) or any preferred stock outstanding (other than preferred stock owned by other subsidiaries of the Jones Group). For the year ended December 31, 2010 subsidiaries that are not issuers of the notes represented approximately 30% of the Company’s net sales and as of December 31, 2010, subsidiaries that are not issuers of the notes represented approximately 61% of the Company’s total assets.

The notes are unsecured obligations, and our assets may be insufficient to pay amounts due on the notes.

The notes are our unsecured obligations that will be effectively subordinated in right of payment to all of the issuers’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. Debt outstanding under our revolving credit facility is secured by perfected first priority pledges of and security interests in substantially all of our personal property.

As of December 31, 2010, after eliminating intercompany activity, we had $27.2 million of senior secured indebtedness, including capital lease obligations but excluding unused commitments of $444.4 million under our $650 million revolving credit facility. In addition, we and our subsidiaries may incur additional secured indebtedness, which would be effectively senior to the notes offered hereby to the extent of the collateral securing such debt.

Because the notes will be our unsecured obligations, the noteholders’ right of repayment may be compromised if any of the following events were to occur:

•	a bankruptcy, liquidation, reorganization or other winding-up involving us or any of our subsidiaries;

•	a default in payment under our revolving credit facility or other secured indebtedness; or

•	an acceleration of any debt under our revolving credit facility or any other secured indebtedness.

If any of these events were to occur, the secured lenders could foreclose on the pledged stock of our subsidiaries and on our and our subsidiaries’ assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture governing the notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

Our revolving credit facility and other debt instruments contain covenants which impose significant operational and financial restrictions on us, and the failure to comply with these covenants would result in an event of default under these instruments.

Our debt instruments impose, and the terms of any future debt may impose, on us operating and other restrictions. These restrictions affect, and in many respects limit or prohibit, among other things, our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	guarantee indebtedness;

•	declare or pay dividends or other distributions to shareholders;

•	repurchase equity interests;

•	redeem debt that is junior in right of payment to certain debt instruments;

•	enter into agreements that restrict dividends or other payments from subsidiaries;

•	issue or sell capital stock of certain of our subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

•	The agreement governing our revolving credit facility also requires us to achieve and maintain compliance with a fixed charge ratio if borrowing availability is less than 15% of the aggregate amount of commitments under the revolving credit facility.

The restrictions contained in our revolving credit facility and our other debt instruments could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratio would result in a default under some or all of the debt agreements. During the occurrence and continuance of a default, lenders under our revolving credit facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. Additionally, our debt instruments contain cross-acceleration provisions, which generally cause each instrument to accelerate upon a qualifying acceleration of any other debt instrument. If we are unable to repay outstanding borrowings when due, the lenders under our revolving credit facility will also have the right to proceed against the collateral, including our pledged assets and those of our subsidiaries, granted to them to secure the indebtedness. We cannot provide assurance that, if the indebtedness under our revolving credit facility and the notes were to be accelerated, our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. If not cured or waived, such default could have a material adverse effect on our business and our prospects. We depend upon our revolving credit facility to provide for our financing requirements in excess of amounts generated by operations.

We may be unable to purchase the notes upon a change of control triggering event.

If there is a change of control triggering event under the terms of the indenture governing the notes, the holders of the notes will have the right to require us to repurchase the notes at a repurchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest. Our ability to repurchase the notes upon a change of control triggering event is limited by the terms of our revolving credit facility. Upon a change of control triggering event, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under our revolving credit facility and other debt instruments. We cannot provide assurance that we would be able to repay the required amounts or obtain the necessary consents to repurchase the notes. Our revolving credit facility provides that certain change of control events with respect to us constitute a default thereunder. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture governing the notes would constitute an event of default under the indenture, which, in turn, would constitute an event of default under our revolving credit facility and may constitute an event of default under other indebtedness. See “Description of the Notes — Change of Control.”

Under federal bankruptcy or state fraudulent conveyance laws, a court could void obligations under the notes or subordinate the notes to other obligations of the issuers.

The incurrence of indebtedness by us, such as the notes, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time we incurred indebtedness (including indebtedness under the notes):

•	we incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

•	(1) we received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and (2) we (a) were insolvent or were rendered insolvent by reason of any of the transactions, (b) were engaged, or about to engage, in a business or transaction for which the assets remaining with us constituted unreasonably small capital to carry on our or its business, (c) intended to incur, or believed that we would incur, debts beyond our or its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), or (d) were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if, after final judgment, the judgment is unsatisfied);

then such court could avoid or subordinate the amounts owing under the notes to our presently existing and future indebtedness and take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a debtor would be considered insolvent if, at the time such debtor incurred the indebtedness, either (l) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (2) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether we were solvent at the relevant time, or whether, whatever standard is used, the notes would not be avoided or subordinated on another of the grounds set forth above.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by us within 90 days after any payment by us with respect to the notes or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer, and the recipient of such payment could be required to return such payment.

If an active trading market does not develop for the notes, you may not be able to resell them.

Currently, there is no established trading market for the notes. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all. We do not intend to apply for listing of the notes on any securities exchange. The underwriters of the offering of the notes have informed us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any such market-making at any time without notice.

The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for the Company on a historical basis:

	Year Ended December 31,
	2010		2009	2008	2007	2006

Ratio of Earnings to Fixed Charges(1)	1.9	x	—	—	—	—

(1)	For the years ended December 31, 2006, 2007, 2008 and 2009, earnings were insufficient to cover fixed charges and there were deficiencies of $245.1 million, $58.5 million, $772.9 million and $70.1 million, respectively.

We computed the ratio of earnings to fixed charges by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consisted of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $293,177,500 from the sale of the notes to the underwriters, after deducting the underwriters’ discount and other offering expenses payable by us. We intend to use the net proceeds from the sale of the notes to repay all outstanding amounts under our revolving credit facility (approximately $14.5 million as of March 1, 2011) and for general corporate purposes. Our revolving credit facility expires on May 13, 2015, and borrowings under our revolving credit facility bear interest either based on the alternate base rate or based on Eurocurrency rates, each with a margin that depends on the availability remaining under our revolving credit facility. The effective interest rate of our revolving credit facility was 4.75% as of March 1, 2011. Affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and will receive some of the proceeds of this offering that will be used to repay all outstanding amounts under our revolving credit facility.

CAPITALIZATION

We are providing the following information to assist you in analyzing the financial aspects of the offering. We urge you to read all the information contained in the following table together with the Jones Group’s historical financial statements and related notes contained in the Jones Group’s reports filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

The following table sets forth our cash and capitalization as of December 31, 2010: (1) on an actual basis and (2) as adjusted to give effect to this offering and the expected use of proceeds therefrom.

	As of December 31, 2010
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$200.8	$494.0
Debt:
Revolving credit facility(1)	—	—
5.125% senior notes due 2014(2)	260.0	260.0
6.875% senior notes due 2019 offered hereby	—	300.0
6.125% senior notes due 2034	249.7	249.7
Capital lease obligations	26.9	26.9
Other	0.3	0.3

Total debt	536.9	836.9

Equity:
Preferred stock, $.01 par value — 1.0 shares authorized; none issued	—	—
Common stock, $.01 par value; 200.0 shares authorized; 86.4 issued	0.9	0.9
Additional paid-in capital	541.9	541.9
Retained earnings	603.8	603.8
Accumulated other comprehensive loss	(8.4)	(8.4)
Noncontrolling interest	0.1	0.1

Total equity	1,138.3	1,138.3

Total capitalization	$1,675.2	$1,975.2

(1)	This amount does not include $28.5 million of letters of credit outstanding under the revolving credit facility. The revolving credit facility provides for borrowings of up to $650 million. There were no cash borrowings outstanding under the revolving credit facility as of December 31, 2010 (excluding undrawn letters of credit which reduce availability), and there was approximately $444.4 million available for future borrowing. Availability under the revolving credit facility is determined in reference to a borrowing base that we calculate at the end of each fiscal month. As of March 1, 2011, there were approximately $14.5 million cash borrowings outstanding under the revolving credit facility. This amount also does not include $1.4 million of letters of credit outstanding under a Stuart Weitzman revolving credit facility, which provides for borrowings of up to $1.5 million.

(2)	This amount includes a $10.1 million fair value adjustment resulting from our interest rate swaps.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, to be dated as of March 7, 2011, among us and U.S. Bank National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, the terms “we,” “our,” “us” and the “issuers” refer to the Jones Group, Jones Holdings, Jones USA and JAG Footwear, the co-obligors under the notes and not to any of their subsidiaries. The notes will be joint and several obligations of the issuers.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. You can find the definitions of certain terms used in this description under the subheading “— Certain Covenants — Definitions.” Certain defined terms used in this description but not defined below under “— Certain Covenants — Definitions” have the meanings assigned to them in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture is available upon request from the Company.

General

The notes consist of $300 million initial aggregate principal amount of 6.875% senior notes due March 15, 2019. Additional notes of the same class and series may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the notes. The notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Interest on the notes will accrue at a per annum rate of 6.875% from the most recent date to which interest on the notes has been paid or, if no interest has been paid, from March 7, 2011. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness. The notes will be senior to any of our subordinated indebtedness from time to time outstanding and will rank junior to our secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness. The notes will be effectively junior to all liabilities and preferred stock, if any, of our subsidiaries that are not obligors on the notes.

Optional Redemption

The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes then outstanding to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, plus 50 basis points.

In each case, accrued and unpaid interest on the principal amount of notes being redeemed will be payable to the redemption date.

“treasury rate” means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“comparable treasury price” means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means either Citigroup Global Markets Inc. or J.P. Morgan Securities LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors and, at our option, three other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, we must substitute another primary dealer of U.S. government securities.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “— Optional Redemption,” each holder of notes will have the right to require us to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the

Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful, (1) accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and (3) deliver or cause to be delivered to the trustee the notes accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Jones Group will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

In the event a Change of Control Triggering Event occurs at a time when we are prohibited, by the terms of any of our indebtedness, from purchasing the notes, we may seek the consent of our lenders to the purchase of the notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing the notes. In such case, our failure to offer to purchase the notes would constitute a default under the indenture. For the avoidance of doubt, the indenture provides that our failure to offer to purchase the notes would constitute a default under the fourth bullet point and not the first bullet point under the caption “— Events of Default.” Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a change of control. Moreover, the exercise by the holders of notes of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes — We may be unable to purchase the notes upon a change of control triggering event.”

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Jones Group and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Jones Group or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Jones Group (measured by voting power rather than the number of shares), other than (i) any such transaction where the voting stock of the Jones Group (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of voting stock of such Beneficial Owner (measured by voting power rather than number of shares) or (ii) any merger or consolidation of the Jones Group with or into any person (as defined above) (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no person (as defined above) is the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock of such Permitted Person (measured by voting power rather than the number of shares); or

(3) the first day on which a majority of the members of the board of directors of the Jones Group are not Continuing Directors.

“Change of Control Triggering Event” means, with respect to the notes, that the notes are rated lower than Investment Grade by any of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Jones Group who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside our control, we may appoint another “nationally recognized statistical rating organization” within the meaning under Section 3 of the Exchange Act as a replacement for such Rating Agency; provided that we shall give notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Jones Group and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Jones Group and its Subsidiaries taken as a whole to another person or group may be uncertain.

In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

Certain Covenants

The indenture will contain certain covenants including, among others, the following:

Restrictions on Liens

Except as provided under “— Exempted Debt,” we will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of any of us or any Restricted Subsidiary on any Principal Property of any of us or any Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the notes offered hereunder and then outstanding by such Lien, equally and ratably with any and all other such Indebtedness thereby secured, so long as such other Indebtedness is so secured, except that the foregoing restrictions shall not apply to:

(1) Liens on property of a person existing at the time such person is merged into or consolidated with any of us or any Restricted Subsidiary or at the time of sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to any of us or any Restricted Subsidiary;

(2) Liens on property of a person existing at the time it becomes a Restricted Subsidiary or existing on property prior to our or a Restricted Subsidiary’s acquisition of the property;

(3) Liens securing Indebtedness (A) between a Restricted Subsidiary and any of us or (B) between Restricted Subsidiaries or (C) between us;

(4) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that (A) the applicable issuer or Restricted Subsidiary disposes of such property within 180 days after the creation of such Liens and (B) any Indebtedness secured by such Liens is without recourse to any of us or any Restricted Subsidiary;

(5) Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any country, or any political subdivision thereof, to secure partial, progress, advance or other payments, or performance of any other similar obligations, including, without limitation, Liens to secure pollution control bonds or industrial revenue or other similar types of bonds;

(6) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

(7) Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the issuers and their respective Subsidiaries taken as a whole;

(8) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles in the United States as in effect at such time;

(9) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which any of us or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of an issuer or Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

(10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(11) Liens granted to any bank or other institution on the payments to be made to such institution by any of us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

(12) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies, in each case as to any deposit account or any other fund maintained with a creditor depository institution, provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable issuer or Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (B) such deposit account is not intended by such issuer or Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statements regarding leases;

(14) the giving, simultaneously with or within 180 days after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of such property, of a purchase money Lien on property acquired, constructed, improved, developed or expanded after the date of the indenture, or the acquisition, construction, improvement, development or expansion after the date of the indenture, of property subject to any Lien which is limited to such property;

(15) the giving of a Lien on real property which is the sole security for Indebtedness incurred within two years after the latest of the date of the indenture, or the acquisition, construction, improvement, development or expansion of such property, provided that the holder of such Indebtedness is entitled to enforce its payment only by resorting to such security;

(16) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder;

(17) Liens existing on the date of the indenture, other than under clause (20) below;

(18) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principles in the United States as in effect at such time;

(19) extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to in clauses (1) to (11), (14), (15) and (17) above, this clause (19) and clauses (20) and (21) below, provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses (1) to (11), (14), (15) and (17) above, this clause (19) and clauses (20) and (21) below shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(20) Liens securing Indebtedness under the Credit Agreement in a principal amount not to exceed the greater of (x) $650.0 million and (y) the amount equal to the sum of (i) 65% of the book value (calculated in accordance with generally accepted accounting principles in the United States as in effect at such time) of the inventory of us and our subsidiaries and (ii) 80% of the book value (calculated in accordance with generally accepted accounting principles in the United States as in effect at such time) of the accounts receivable of us and our subsidiaries (in each case, determined by the book value set forth on our consolidated balance sheet for the fiscal quarter immediately preceding the date on which such Indebtedness is incurred); and

(21) Liens on accounts receivable and assets related thereto described in the definition of “Qualified Receivables Transaction,” incurred in connection with a Qualified Receivables Transaction.

Restrictions on Sale and Leaseback Transactions

Except as provided under “— Exempted Debt,” we will not, and will not permit any Restricted Subsidiary to, after the date of the indenture, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property now owned or hereafter acquired which has been or is to be sold or transferred by any such issuer or Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property (a “sale and leaseback transaction”), unless the net proceeds of such sale or transfer have been determined by the board of directors of the applicable issuer to be at least equal to the fair market value of such Principal Property or asset at the time of such sale and transfer and either one of the following occurs:

(1) within 180 days after it has been received, an amount equal to the net proceeds of such sale or transfer is applied to the retirement or prepayment (other than any mandatory retirement or prepayment, except mandatory retirements or prepayments required as a result of such sale and leaseback transaction) of our or a Restricted Subsidiary’s Funded Debt ranking senior to or pari passu with the notes, or to the purchase, construction or development of property or assets to be used in the ordinary course of business, or

(2) the lessee would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant Principal Property at least equal in amount to the Attributable Debt in respect of such sale and leaseback transaction without equally and ratably securing the notes.

The restrictions in the preceding paragraph will not apply to any sale and leaseback transaction:

(1) (A) between any of us and a Restricted Subsidiary or (B) between Restricted Subsidiaries or (C) between any of us, provided that the lessor is one of us or a wholly owned Restricted Subsidiary;

(2) which has a lease of less than three years in length;

(3) entered into within 180 days after the later of the purchase, construction, improvement or development of the relevant Principal Property or assets or the commencement of operation of the relevant Principal Property; or

(4) involving the Jones Group’s distribution warehouse at South Hill, Virginia.

Exempted Debt

Notwithstanding the covenants under “— Restrictions on Liens” and “— Restrictions on Sale and Leaseback Transactions,” any of us or any Restricted Subsidiary may, in addition to amounts permitted under such covenants, create Indebtedness secured by Liens, or enter into sale and leaseback transactions, provided that, at the time of such transactions and after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens plus Attributable Debt resulting from such sale and leaseback transactions does not exceed 20% of Consolidated Equity.

Corporate Existence

Unless our board of directors determines that it is no longer desirable in the conduct of our business and the business of our Restricted Subsidiaries considered as a whole, each of us will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, material rights (charter and statutory) and material franchises.

Definitions

“Attributable Debt” means, when used in connection with a sale and leaseback transaction, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated without payment of such penalty.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participating or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Net Tangible Assets” means as of any date of determination, the total amount of our and our Subsidiaries assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and excluding all intercompany items between us and any of our wholly-owned Subsidiaries or between us or between our Subsidiaries) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as determined on a consolidated basis in accordance generally accepted accounting principles in the United States as in effect at such time.

“Consolidated Equity” means consolidated total equity of us and our subsidiaries as determined in accordance with generally accepted accounting principles in the United States as in effect at such time and reflected on our most recent balance sheet.

“Credit Agreement” means the Credit Agreement, dated as of May 13, 2009, by and among us and certain subsidiaries of Jones Holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended by Amendment No. 1 thereto dated as of May 5, 2010, Amendment No. 2 thereto dated as of June 29, 2010, and as further amended, extended, renewed, restated, supplemented, modified, replaced, refinanced or otherwise restructured (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance (including increasing the amount of available borrowings thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Funded Debt” means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof or which is extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, provided, however, that Funded Debt shall not include obligations created pursuant to leases, or any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity or redemption date thereof.

“Indebtedness” means indebtedness for borrowed money and all indebtedness under purchase money mortgages or other purchase money Liens or conditional sales or similar title retention agreements (but excluding trade accounts payable in the ordinary course of business) in each case where such indebtedness has been created, incurred, assumed or guaranteed by such person or where such person is otherwise liable therefor and indebtedness for borrowed money secured by any Lien upon property owned by such person even though such person has not assumed or become liable for the payment of such indebtedness; provided that if the obligation so secured has not been assumed in full by such person or is otherwise not such person’s legal liability in full, the amount of such obligation for the purposes of this definition shall be limited to the lesser of the amount of such obligation secured by such Lien or the fair market value of the property securing such Lien.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Principal Property” means any property owned or leased by us or a Restricted Subsidiary, the net book value of which exceeds 1% of our and our Subsidiaries’ Consolidated Net Tangible Assets.

“Qualified Receivables Transaction” means any transaction or series of transactions in an aggregate amount not to exceed $300.0 million that may be entered into by us or any Restricted Subsidiary in which we or any Restricted Subsidiary may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by us or any Restricted Subsidiaries) and (2) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any Restricted Subsidiary, and any related assets, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a wholly owned Subsidiary of us (or another person formed for the purpose of engaging in a Qualified Receivables Transaction with us or a Restricted Subsidiary in which we or any Restricted Subsidiary make an investment and to which we or any Restricted Subsidiary transfer accounts receivable) that engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the board of directors (as provided below) as a Receivables Subsidiary and

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by us or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivable financings),

(B) is recourse to or obligates us or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings or (C) subjects any property or asset of us or of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings;

(2) with which neither we nor any Restricted Subsidiary have any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not affiliates of us, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) with which neither we nor any Restricted Subsidiary have any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Restricted Subsidiary” means, at any time, any of our subsidiaries (other than an issuer) which would be a “Significant Subsidiary” at such time, as such term is defined in Regulation S-X promulgated by the SEC, as in effect on the date of the indenture.

“Subsidiary” of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	a default in payment of the principal amount or redemption price with respect to any note when such amount becomes due and payable;

•	our failure to pay interest on any notes within 30 days of the due date;

•	our failure to comply with the obligations described under “Mergers and Sales of Assets” below;

•	our failure to comply with any of our obligations under the covenants described under “Certain Covenants” above and our failure to cure (or obtain a waiver of) such default within 30 days after receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding;

•	our failure to comply with any of our other agreements in the notes or the indenture and our failure to cure (or obtain a waiver of) such default within 60 days after receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding;

•	a default under any Indebtedness (other than the notes) by any of us or by any Restricted Subsidiary as a result of which an amount in excess of $25 million becomes due and payable prior to the date on which it would otherwise have become due and payable without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after receipt by us of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding;

•	any judgment or decree for the payment of money in excess of $25 million against any of us or any Restricted Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) it is not discharged, waived or stayed and remains outstanding for a period of 60 days;

•	the co-obligation of any of us shall cease to be in full force and effect (except as contemplated by the terms thereof); and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding by written notice to us (and to the trustee if such notice is given by the holders) may declare the aggregate principal amount of notes to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the aggregate principal amount of the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

No holder of a note has any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•	the holder or holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding, and has not received from the holder or holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal amount or redemption price, or interest on such note on or after the applicable due date specified in such note.

The indenture will provide that if a default with respect to notes occurs and is continuing and is known to the trustee, the trustee must mail to each noteholder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of the principal amount or redemption price with respect to any note when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders.

The indenture will require us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of its officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes.

No such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	reduce the principal amount of notes the holders of which must consent to an amendment;

•	reduce the rate of or extend the time of payment for interest on any note;

•	reduce the principal amount, or extend the stated maturity, of any note;

•	reduce the redemption price of any note;

•	make any note payable in money or securities other than that stated in the note;

•	make any change that adversely affects such holder’s right to require us to purchase a note; or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.

Without the consent of any holder, we and the trustee may amend the indenture for any of the following purposes:

(1) to evidence the succession of another person to an issuer and the assumption by any such successor of the covenants of the issuers herein and in the notes;

(2) to add to the covenants of the issuers or a Subsidiary for the benefit of the holders or to surrender any right or power herein conferred upon the issuers or any Subsidiary;

(3) to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form; provided that any uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code;

(4) to issue additional notes in accordance with the indenture;

(5) to secure the notes or add any guarantee with respect to the notes;

(6) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(7) to cure any ambiguity, to correct or supplement any provision, herein which may be defective or inconsistent with any other provision herein, or to make any other change that does not adversely affect the holders of the notes;

(8) to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(9) to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act of 1933 or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes; or

(10) conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” is intended to be a verbatim recitation of a provision of the indenture or the notes.

The holders of at least a majority in principal amount of the outstanding notes affected may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.

Mergers and Sales of Assets

The indenture will provide that none of us may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person (other than a merger of a Restricted Subsidiary into an issuer or another Restricted Subsidiary, a merger of one issuer into another, a conveyance, transfer or lease by a Restricted Subsidiary to an issuer or another Restricted Subsidiary or a conveyance, transfer or lease by one issuer to another), unless among other items:

(1) the resulting, surviving or transferee person (if other than the relevant one of us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all obligations of the relevant one of us under the notes and the indenture;

(2) the relevant one of us or such successor person shall not have immediately thereafter an event of default under the indenture;

(3) the relevant one of us shall have provided the trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture; and

(4) the notes shall be secured ratably by any Liens to which a Principal Property of the relevant one of us becomes subject as a result of the transaction that would otherwise not be permitted by the indenture.

Upon the assumption of the obligations of the relevant one of us by such a person in such circumstances, subject to certain exceptions, the relevant one of us shall be discharged from all obligations under the notes and the indenture (except in the case of a lease).

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture with respect to the notes by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, after the notes have become due and payable, whether at stated maturity, any redemption date or otherwise, an amount of cash or cash equivalents sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Regarding the Trustee

The indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. U.S. Bank National Association is the trustee under the indenture.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein will contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Global Notes and Book-Entry System

The notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the date we issue the notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

DTC has advised us as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers of the notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the indenture. Except as provided below, owners of notes will not be entitled to have the notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of the notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive, fully registered form. Upon any such issuance, the trustee is required to register such notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Depositary notifies us in writing that DTC is no longer willing or able to act as a depositary or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the notes by a holder of the notes who buys them at original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon U.S. federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations and persons subject to alternative minimum tax) or to persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended. We are not seeking a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof or the District of Columbia, (iii) an estate the worldwide income of which is subject to U.S. federal income tax, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note that is not a partnership for U.S. federal income tax purposes or a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

U.S. Holders

Interest Income.  Payments of stated interest on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting) at the time such payments are accrued or received.

Sale, Exchange, Retirement or Other Disposition of the Notes.  Upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare tax on investment income

Recent legislation will impose, beginning in 2013, a new 3.8% Medicare contribution tax on the net investment income, including interest, dividends, and capital gain, of certain U.S. individuals, estates and trusts.

Non-U.S. Holders

Interest.  Subject to the discussion below concerning backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related to us, (iii) such Non-U.S. Holder is not a bank receiving interest from a loan made in the ordinary course of its business, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes.  Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “— Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, in which case such Non-U.S. Holder will be taxed in the manner discussed below under “— Income Effectively Connected with a U.S. Trade or Business” or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided in an applicable income tax treaty), which gain may be offset by certain U.S. source losses.

Income Effectively Connected With a U.S. Trade or Business.  If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes, or gain realized on the sale, exchange or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding by filing an applicable properly executed IRS Form W-8. In addition, if such a Non-U.S. Holder is a foreign corporation, such

Non-U.S. Holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding

U.S. Holders.  Payments of interest, on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient. Such payments may also be subject to U.S. federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.  A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the Non-U.S. Holder is not a United States person in order to avoid backup withholding with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of the foregoing payments or proceeds, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal
Amount of
Underwriter	Notes

Citigroup Global Markets Inc.	$120,000,000
J.P. Morgan Securities LLC	99,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	24,000,000
SunTrust Robinson Humphrey, Inc.	24,000,000
Wells Fargo Securities, LLC	24,000,000
Goldman, Sachs & Co.	9,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that during the period from the date of the underwriting agreement through and including the later of (i) the completion of the initial distribution of the notes by the underwriters and (ii) the date of delivery of and payment for the notes, but in no event later than 45 days after the date of the underwriting agreement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, or publicly announce an intention to effect any such sale or contract to sale, or otherwise dispose of any debt securities issued or guaranteed by us.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
Issuers

Per note	2.000%

We estimate that our total expenses for this offering will be approximately $822,500.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by a syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and will receive some of the proceeds of this offering that will be used to repay all outstanding amounts under our revolving credit facility. See “Use of Proceeds.” Citibank, N.A. (an affiliate of Citigroup Global Markets Inc.) acted as syndication agent of, and is a lender under, our revolving credit facility. JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities LLC) is the administrative agent, joint collateral agent and a lender under our revolving credit facility. Bank of America, N.A. (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) acted as co-documentation agent of and is a lender under our revolving credit facility. Wells Fargo Bank, N.A. (an affiliate of Wells Fargo Securities, LLC) acted as co-documentation agent of and is a lender under our revolving credit facility. SunTrust Bank (an affiliate of SunTrust Robinson Humphrey, Inc.) acted as co-documentation agent of and is a lender under our revolving credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SW Holdings and subsidiaries as of and for the year ended January 2, 2010, incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of J.H. Cohn LLP, an independent public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Jones Group files annual, quarterly and current reports, proxy statements and other information with the SEC. The Jones Group’s SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor relations section of the Company’s website at http://www.jonesgroupinc.com/investor-relations. You may also read and copy any document the Jones Group files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that the Jones Group files with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that the Jones Group files subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that the Jones Group files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of the offerings of all of the securities covered by this prospectus supplement has been completed. This prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	The Jones Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	The Jones Group’s Current Report on Form 8-K filed June 2, 2010; July 29, 2010; January 20, 2011 (but only with respect to Item 2.06); and February 8, 2011.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: John T. McClain, Chief Financial Officer, The Jones Group Inc., 1411 Broadway, New York, New York 10018, telephone number (212) 642-3860, or you may visit the investor relations section of our website at http://www.jonesgroupinc.com/investor-relations for copies of any such document. The information contained in or connected to our website is not a part of this prospectus supplement.

This prospectus supplement, the accompanying prospectus and information incorporated by reference herein or therein, contain summaries of certain agreements that the Jones Group has filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

JONES APPAREL GROUP, INC.
JONES APPAREL GROUP HOLDINGS, INC.
JONES APPAREL GROUP USA, INC.
JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION

Debt Securities

The debt securities covered by this prospectus may be sold from time to time by Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and JAG Footwear, Accessories and Retail Corporation.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution” on page 8. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2010.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using the “shelf” registration process. Under the shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell such securities, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus to the terms “our,” “us,” “we,” “Jones” or the “Company” mean Jones Apparel Group, Inc. and its consolidated subsidiaries, including the other issuers, as the context may require, “Jones Apparel Group” means Jones Apparel Group, Inc., “Jones Holdings” means Jones Apparel Group Holdings, Inc., “Jones USA” means Jones Apparel Group USA, Inc., “JAG Footwear” means JAG Footwear, Accessories and Retail Corporation and “issuers” means, collectively, Jones Apparel Group, Jones Holdings, Jones USA and JAG Footwear. Jones Apparel Group’s shares of common stock are publicly traded on the New York Stock Exchange under the symbol “JNY.”

References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

Jones prepares its financial statements, including all of the financial statements incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us. We have not authorized, and any underwriters will not authorize, any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, and the underwriters will not make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

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THE COMPANY

Jones Apparel Group, Inc. is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores and through its e-commerce web sites. The Company’s nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Robert Rodriguez, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation, women’s footwear under the Dockers® and Dockers® Women brands and infants’, toddlers’ and boys’ footwear (excluding girls’ footwear) under the Dockers® and Dockers® Premium brands licensed from Levi Strauss & Co., apparel and accessories under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC, and Jessica Simpson jeanswear licensed from VCJS LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women’s and men’s products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Jones Apparel Group is a Pennsylvania corporation, Jones Holdings and Jones USA are Delaware corporations and JAG Footwear is a New Jersey corporation. The Company’s principal executive offices are located at 1411 Broadway, New York, New York 10018, and its telephone number is (212) 642-3860.

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RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in securities issued by us described in Jones Apparel Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by annual, quarterly and other reports and documents it files with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain “forward-looking statements”, as defined in federal securities laws including the Private Securities Litigation Reform Act of 1995. All statements regarding the Company’s expected financial position, business and financing plans are forward-looking statements. The words “believes,” “expects,” “plans,” “intends,” “anticipates” and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	those associated with the effect of national, regional and international economic conditions;

•	lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

•	the tightening of the credit markets and the Company’s ability to obtain capital on satisfactory terms;

•	given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;

•	the performance of the Company’s products within the prevailing retail environment;

•	customer acceptance of both new designs and newly-introduced product lines;

•	the Company’s reliance on a few department store groups for large portions of its business;

•	the Company’s ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;

•	the integration of the organizations and operations of any acquired businesses into the Company’s existing organization and operations;

•	consolidation of our retail customers;

•	financial difficulties encountered by our customers;

•	the effects of vigorous competition in the markets in which the Company operates;

•	the Company’s ability to attract and retain qualified executives and other key personnel;

•	the Company’s reliance on independent foreign manufacturers;

•	changes in the costs of raw materials, labor, advertising and transportation;

•	the general inability to obtain higher wholesale prices for the Company’s products that it has experienced for many years;

•	the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quotas have been initiated;

•	the Company’s ability to successfully implement new operational and financial computer systems; and

•	the Company’s ability to secure and protect trademarks and other intellectual property rights.

All statements other than statements of historical facts included in or incorporated by reference in this prospectus are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Additional important factors that could cause actual results to differ materially from our expectations include those factors described in the section titled “Risk Factors” in Jones Apparel Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by annual, quarterly and other reports and documents Jones Apparel Group files with the SEC after the date of this prospectus and that are incorporated by reference herein.

4

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, possible future repayments of indebtedness or for such other purposes as may be specified in the applicable prospectus supplement.

5

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for the Company on a historical basis:

	Fiscal Quarter Ended
	April 3,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges(1)	3.9x	—	—	—	—	4.4x

(1)	For the years ended December 31, 2006, 2007, 2008 and 2009, earnings were insufficient to cover fixed charges and there were deficiencies of $245.1 million, $58.5 million, $772.9 million and $70.1 million, respectively.

We computed the ratio of earnings to fixed charges by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consisted of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

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DESCRIPTION OF DEBT SECURITIES

A description of the debt securities will be set forth in the applicable prospectus supplement.

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PLAN OF DISTRIBUTION

We may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other

8

transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

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LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

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EXPERTS

The consolidated financial statements and schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

Jones Apparel Group files annual, quarterly and current reports, proxy statements and other information with the SEC. Jones Apparel Group’s SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor relations section of the Company’s website at http://www.jonesapparel.com/investor-relations. You may also read and copy any document Jones Apparel Group files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that Jones Apparel Group files with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Jones Apparel Group files subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that Jones Apparel Group files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Jones Apparel Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including those portions of its proxy statement for its 2010 Annual Meeting of Stockholders incorporated by reference therein;

•	Jones Apparel Group’s Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2010; and

•	Jones Apparel Group’s Current Reports on Form 8-K filed January 28, 2010 (but only with respect to Item 2.06); February 1, 2010; February 4, 2010; and February 16, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you write or call us at the following address or telephone number: John T. McClain, Chief Financial Officer, Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018, telephone number (212) 642-3860, or you may visit the investor relations section of our website at http://www.jonesapparel.com/investor-relations for copies of any such document. The information contained in or connected to our website is not a part of this prospectus.

This prospectus, any accompanying prospectus supplement and information incorporated by reference herein or therein, contains summaries of certain agreements that Jones Apparel Group has filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

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$300,000,000

THE JONES GROUP INC.
JONES APPAREL GROUP HOLDINGS, INC.
JONES APPAREL GROUP USA, INC.
JAG FOOTWEAR, ACCESSORIES AND RETAIL CORPORATION

6.875% Senior Notes due 2019

PROSPECTUS SUPPLEMENT

March 2, 2011

Citi
J.P. Morgan
BofA Merrill Lynch
SunTrust Robinson Humphrey
Wells Fargo Securities
Goldman, Sachs & Co.